 As filed with the Securities and Exchange Commission on January 25, 2006
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________

WITS BASIN PRECIOUS MINERALS INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of Incorporation or organization)	900 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402-8773 Telephone (612) 349-5277 Facsimile (612) 395-5276 (Address of principal executive offices)	84-1236619 (I.R.S. Employer Identification No.)

2001 EMPLOYEE STOCK OPTION PLAN
(Full title of Plan)
________________________________________

Mark D. Dacko
Chief Financial Officer
Wits Basin Precious Minerals Inc.
900 IDS Center
80 South 8th Street
Minneapolis, Minnesota 55402-8773
Telephone (612) 349-5277
(Name and address of agent for service)

Copy to:
William M. Mower, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 642-8358
________________________________________

Calculation of Registration Fee
Title of securities to be registered	Proposed maximum amount to be registered	Proposed maximum offering price per share (1)	Aggregate offering price (1)	Amount of registration fee
Common stock, par value $.01per share	1,050,000	$0.22	$231,000	$24.72

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the bid and ask prices of the Registrant’s Common Stock on January 23, 2006, as reported on the OTC bulletin board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 filed on March 31, 2005;

(b) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 filed on May 16, 2005, August 15, 2005, and November 14, 2005, respectively and Amendment to Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2005 and filed on August 12, 2005;

(c) Current Reports on Form 8-K (i) dated January 13, 2006 and filed on January 18, 2006, (ii) dated November 29, 2005 and filed on December 1, 2005, (iii) dated October 20, 2005 and filed on October 24, 2005, (iv) dated October 13, 2005 and filed on October 17, 2005, (v) dated January 21, 2005 and filed on January 26, 2005, (vi) dated January 4, 2005 and filed on January 10, 2005, (vii) dated December 28, 2004 and filed on January 3, 2005; and Amendment No. 1 to Current Report on Form 8-K/A dated January 4, 2005 and filed on January 18, 2005; and

(d) The description of capital stock as set forth on Form 8-A filed on August 22, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Article 6 of the Registrant’s Bylaws, the Registrant indemnifies its directors and officers to the fullest extent permitted by Minnesota Statutes Section 302A.521. Section 302A.521 requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlement, and reasonable expenses, including attorneys’ fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Registrant, or in the case of performance by a director, officer, employee or agent of the Registrant as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Registrant. In addition, Section 302A.521, subdivision 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description of Document

4.1	Wits Basin Precious Minerals Inc 2001 Employee Stock Option Plan (as amended).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered.
23.1	Consent of Carver Moquist & O’Connor, LLC.
23.2	Consent of Virchow, Krause & Company, LLP.
23.3	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: To include any additional changed material information with respect to the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  (4) For the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 24th day of January, 2006.

WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Mark D. Dacko
Mark D. Dacko Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Mark D. Dacko as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ H. Vance White H. Vance White	Chief Executive Officer and Director (principal executive officer)	January 24, 2006
/s/ Mark D. Dacko Mark D. Dacko	Chief Financial Officer, Secretary and Director (principal financial and accounting officer)	January 24, 2006
/s/ Norman D. Lowenthal Norman D. Lowenthal	Director	January 25, 2006
/s/ Stephen D. King Stephen D. King	Director	January 24, 2006

INDEX TO EXHIBITS

Exhibit	Description of Document

4.1	Wits Basin Precious Minerals Inc 2001 Employee Stock Option Plan (as amended).
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being egistered.
23.1	Consent of Carver Moquist & O’Connor, LLC.
23.2	Consent of Virchow, Krause & Company, LLP.
23.3	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).